                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      October 5, 2000
                                                --------------------------------

                            ILLUMINET HOLDINGS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                    0-27555                  36-4042177
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission              (IRS Employer
      of incorporation)             File Number)           Identification No.)


4501 Intelco Loop, S.E., Lacey, Washington                 98503
--------------------------------------------------------------------------------
 (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code     (360) 493-6000
                                                  ------------------------------



                                 Not applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

      Attached are consolidated financial statements and financial statement schedule of the Company for the years ended December 31, 1997, 1998 and 1999, which have been retroactively restated to reflect the transaction completed June 30, 2000 with National Telemanagement Corporation, which was accounted for as a pooling of interests.

                            ILLUMINET HOLDINGS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS OF ILLUMINET HOLDINGS,
  INC.
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-3
Report of Barry Morgan & Company, P.C., Independent
  Auditors..................................................  F-4
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-5
Consolidated Statements of Income for the years ended
  December 31, 1997, 1998 and 1999..........................  F-6
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997, 1998 and 1999..............  F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  F-8
Notes to Consolidated Financial Statements..................  F-9
Report of Ernst & Young LLP, Independent Auditors on
  Financial Statement Schedule                                F-27
Schedule II-Valuation and Qualifying Accounts...............  F-28

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Illuminet Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Illuminet Holdings, Inc. (Illuminet) (formed as a result of the merger of Illuminet and National Telemanagement Corporation (NTC)) as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of NTC, whose statements reflect total assets constituting 9% for 1998 and 7% for 1999 of the related consolidated financial statement totals and which reflect net income constituting approximately .2%, 2% and 5% of the related consolidated financial statement totals for each of the three years in the period ended December 31, 1999, respectively. Those statements were audited by other auditors, whose reports have been furnished to us, and in our opinion, insofar as it relates to data included for NTC, is based solely on the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Illuminet as of December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Seattle, Washington                            ERNST & YOUNG LLP
June 30, 2000

         REPORT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

The Board of Directors
National Telemanagement Corporation and Subsidiary

     In our opinion, the consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1999 of National Telemanagement Corporation and Subsidiary (not presented separately herein) present fairly, in all material respects, the financial position, results of operations and cash flows of National Telemanagement Corporation and Subsidiary at December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2 to the consolidated financial statements, the Company adopted provisions of Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, in 1998.

                                          PRICEWATERHOUSECOOPERS LLP
Dallas, Texas
March 17, 2000

          REPORT OF BARRY MORGAN & COMPANY, P.C., INDEPENDENT AUDITORS

The Board of Directors
National Telemanagement Corporation

     We have audited the consolidated statement of operations, stockholders' equity and cash flows of National Telemanagement Corporation and Subsidiary for the year ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of National Telemanagement Corporation and Subsidiary and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          BARRY MORGAN & COMPANY, P.C.
Dallas, Texas
March 12, 1998

                            ILLUMINET HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $13,589    $ 24,223
  Available-for-sale securities.............................       --      79,738
  Accounts receivable, less allowance for doubtful accounts
     of $2,253 ($1,339 in 1998).............................   30,650      35,942
  Deferred income taxes.....................................    2,369       1,783
  Prepaid expenses and other................................    1,384       2,039
                                                              -------    --------
     Total current assets...................................   47,992     143,725
Property and equipment, net.................................   46,783      51,095
Computer software product costs, less accumulated
  amortization of $2,345 ($1,784 in 1998)...................    1,075         513
Other assets................................................    2,621       1,797
                                                              -------    --------
     Total assets...........................................  $98,471    $197,130
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable and accrued expenses...............  $ 9,700    $ 13,644
  Due to customers..........................................   16,622      16,133
  Line of credit............................................    1,655          --
  Income taxes payable......................................    1,209       1,988
  Current portion of obligations under capital leases.......    2,390       2,653
  Current portion of long-term debt.........................    3,458       1,430
                                                              -------    --------
     Total current liabilities..............................   35,034      35,848
                                                              -------    --------
Deferred income taxes.......................................    3,740       5,116
Obligations under capital leases, less current portion......    5,475       5,101
Long-term debt, less current portion........................   16,044      11,478
Convertible Redeemable Preferred Stock......................    3,243       4,071
Stockholders' equity:
  Preferred Stock, par value $.01 per share, authorized
     100,000 shares, 4,416 shares designated as Series A,
     none outstanding (2,408 in 1998) and 7,000 shares
     designated as Series B, none outstanding...............       --          --
  Common Stock, par value $.01 per share, authorized
     150,000,000 shares, issued and outstanding, 5,737,699
     (1,252,699 in 1998)....................................       12          57
  Class A Common Stock, par value $.01 per share, authorized
     7,200,000 shares, issued and outstanding, 6,344,134
     (5,365,605 in 1998)....................................       54          63
  Common Stock Warrants.....................................    1,521       1,521
  Additional paid-in capital................................   14,345     105,560
  Deferred stock-based compensation.........................     (394)     (3,885)
  Retained earnings.........................................   19,397      32,200
                                                              -------    --------
     Total stockholders' equity.............................   34,935     135,516
                                                              -------    --------
     Total liabilities and stockholders' equity.............  $98,471    $197,130
                                                              =======    ========

See accompanying notes.

                            ILLUMINET HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                           YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                     1997           1998           1999
                                                  -----------    -----------    -----------
Revenues:
  Network services..............................  $    52,829    $    70,577    $   109,317
  Clearinghouse services........................        6,723          6,232          5,851
  Network usage software applications...........        3,468          5,406          1,532
                                                  -----------    -----------    -----------
     Total revenues.............................       63,020         82,215        116,700
Expenses:
  Carrier costs.................................       17,893         25,506         28,004
  Operating.....................................       18,857         23,288         36,623
  Selling, general, and administrative..........       10,382         12,882         16,656
  Depreciation and amortization.................        7,622         10,131         13,610
                                                  -----------    -----------    -----------
     Total expenses.............................       54,754         71,807         94,893
                                                  -----------    -----------    -----------
Operating income................................        8,266         10,408         21,807
Interest and other income, net..................          501            767          2,020
Interest expense................................       (1,770)        (1,966)        (2,060)
                                                  -----------    -----------    -----------
Income before income taxes......................        6,997          9,209         21,767
Income tax (benefit) provision..................         (676)         3,826          8,132
                                                  -----------    -----------    -----------
Net income......................................  $     7,673    $     5,383    $    13,635
                                                  ===========    ===========    ===========
Earnings per share -- basic.....................  $      0.33    $      0.22    $      0.52
                                                  ===========    ===========    ===========
Earnings per share -- diluted...................  $      0.30    $      0.19    $      0.45
                                                  ===========    ===========    ===========
Weighted-average common shares -- basic.........   23,073,310     23,027,833     24,630,095
                                                  ===========    ===========    ===========
Weighted-average common shares -- diluted.......   27,477,934     27,798,781     29,246,941
                                                  ===========    ===========    ===========

See accompanying notes.

                            ILLUMINET HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                     CLASS A            SERIES A
                                       COMMON STOCK         TREASURY STOCK        COMMON STOCK       PREFERRED STOCK    COMMON
                                    -------------------   ------------------   -------------------   ---------------    STOCK
                                      SHARES     AMOUNT    SHARES    AMOUNT      SHARES     AMOUNT   SHARES   AMOUNT   WARRANTS
                                    ----------   ------   --------   -------   ----------   ------   ------   ------   --------
Balance at January 1, 1997........   2,045,508    $ 20    (137,621)  $  (206)   5,262,354    $53      2,637   $  --    $    --
 Conversion of Series A Preferred
   Stock..........................          --      --          --        --       15,832     --       (186)     --         --
 Conversion of convertible
   redeemable subordinated
   debentures.....................          --      --          --        --       66,194     --         --      --         --
 Class A Common Stock issued under
   former stock incentive plan....          --      --          --        --       14,240     --         --      --         --
 Class A Common Stock
   repurchases....................          --      --          --        --      (11,539)    --         --      --         --
 Treasury Stock repurchases.......          --      --     (46,253)     (172)          --     --         --      --         --
 Deferred stock-based
   compensation...................          --      --          --        --           --     --         --      --         --
 Stock-based compensation
   expense........................          --      --          --        --           --     --         --      --         --
 Net income.......................          --      --          --        --           --     --         --      --         --
                                    ----------    ----    --------   -------   ----------    ---     ------   -----    -------
Balance at December 31, 1997......   2,045,508      20    (183,874)     (378)   5,347,081     53      2,451      --         --
 Conversion of Series A Preferred
   Stock..........................          --      --          --        --        3,660               (43)     --         --
 Conversion of convertible
   redeemable subordinated
   debentures.....................          --      --          --        --       14,764      1         --      --         --
 Deferred stock-based
   compensation...................          --      --          --        --           --     --         --      --         --
 Stock-based compensation
   expense........................          --      --          --        --           --     --         --      --         --
 Stock options exercised..........          --      --          --        --          100     --         --      --         --
 Issuance of Common Stock
   Warrants.......................          --      --          --        --           --     --         --      --      1,521
 Purchase of Treasury Stock.......          --      --    (608,935)   (2,297)          --     --         --      --         --
 Retirement of Treasury Stock.....    (792,809)     (8)    792,809     2,675           --     --         --      --         --
 Dividends and accretion of
   Convertible Redeemable
   Preferred Stock................          --      --          --        --           --     --         --      --         --
 Net income.......................          --      --          --        --           --     --         --      --         --
                                    ----------    ----    --------   -------   ----------    ---     ------   -----    -------
Balance at December 31, 1998......   1,252,699      12          --        --    5,365,605     54      2,408      --      1,521
 Conversion of Series A Preferred
   Stock..........................          --      --          --        --      204,941      2     (2,408)     --         --
 Conversion of convertible
   redeemable subordinated
   debentures.....................          --      --          --        --      760,838      7         --      --         --
 Deferred stock-based
   compensation...................          --      --          --        --           --     --         --      --         --
 Stock-based compensation
   expense........................          --      --          --        --           --     --         --      --         --
 Stock options exercised..........          --      --          --        --       12,750     --         --      --         --
 Issuance of Common Stock.........   4,485,000      45          --        --           --     --         --      --         --
 Dividends and accretion of
   Convertible Redeemable
   Preferred Stock................          --      --          --        --           --     --         --      --         --
 Net income.......................          --      --          --        --           --     --         --      --         --
                                    ----------    ----    --------   -------   ----------    ---     ------   -----    -------
Balance at December 31, 1999......   5,737,699    $ 57          --   $    --    6,344,134    $63         --   $  --    $ 1,521
                                    ==========    ====    ========   =======   ==========    ===     ======   =====    =======


                                    ADDITIONAL     DEFERRED                    TOTAL
                                     PAID-IN     STOCK-BASED    RETAINED   STOCKHOLDERS'
                                     CAPITAL     COMPENSATION   EARNINGS      EQUITY
                                    ----------   ------------   --------   -------------
Balance at January 1, 1997........   $ 12,331      $    --      $ 9,551      $ 21,749
 Conversion of Series A Preferred
   Stock..........................         --           --           --            --
 Conversion of convertible
   redeemable subordinated
   debentures.....................        735           --           --           735
 Class A Common Stock issued under
   former stock incentive plan....         41           --           --            41
 Class A Common Stock
   repurchases....................         --           --         (136)         (136)
 Treasury Stock repurchases.......         --           --           --          (172)
 Deferred stock-based
   compensation...................        509         (509)          --            --
 Stock-based compensation
   expense........................         --          169           --           169
 Net income.......................         --           --        7,673         7,673
                                     --------      -------      -------      --------
Balance at December 31, 1997......     13,616         (340)      17,088        30,059
 Conversion of Series A Preferred
   Stock..........................         --           --           --            --
 Conversion of convertible
   redeemable subordinated
   debentures.....................        164           --           --           165
 Deferred stock-based
   compensation...................        561         (561)          --            --
 Stock-based compensation
   expense........................         --          507           --           507
 Stock options exercised..........          1           --           --             1
 Issuance of Common Stock
   Warrants.......................         --           --           --         1,521
 Purchase of Treasury Stock.......         --           --           --        (2,297)
 Retirement of Treasury Stock.....          3           --       (2,670)           --
 Dividends and accretion of
   Convertible Redeemable
   Preferred Stock................         --           --         (404)         (404)
 Net income.......................         --           --        5,383         5,383
                                     --------      -------      -------      --------
Balance at December 31, 1998......     14,345         (394)      19,397        34,935
 Conversion of Series A Preferred
   Stock..........................         --           --           (2)           --
 Conversion of convertible
   redeemable subordinated
   debentures.....................      8,347           --           (2)        8,352
 Deferred stock-based
   compensation...................      4,185       (4,185)          --            --
 Stock-based compensation
   expense........................         --          694           --           694
 Stock options exercised..........        394           --           --           394
 Issuance of Common Stock.........     78,289           --           --        78,334
 Dividends and accretion of
   Convertible Redeemable
   Preferred Stock................         --           --         (828)         (828)
 Net income.......................         --           --       13,635        13,635
                                     --------      -------      -------      --------
Balance at December 31, 1999......   $105,560      $(3,885)     $32,200      $135,516
                                     ========      =======      =======      ========

See accompanying notes.

                            ILLUMINET HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1998        1999
                                                              --------    --------    --------
OPERATING ACTIVITIES:
Net income..................................................  $  7,673    $  5,383    $ 13,635
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     7,622      10,131      13,610
  Impairment on investment..................................        --          --       1,461
  Stock-based compensation expense..........................       169         507         694
  Deferred income taxes.....................................      (869)      2,137       1,962
  Change in:
    Accounts receivable.....................................    (2,880)     (3,500)     (5,225)
    Trade accounts payable..................................     2,749      (1,488)      3,909
    Due to customers........................................    (2,306)       (309)       (489)
    Income taxes payable....................................         2       1,145         779
    Other...................................................      (383)        896      (1,297)
                                                              --------    --------    --------
      Net cash provided by operating activities.............    11,777      14,902      29,039
                                                              --------    --------    --------
INVESTING ACTIVITIES:
Purchases of investments....................................        --          --     (79,738)
Capital purchases...........................................   (11,715)    (11,950)    (14,816)
                                                              --------    --------    --------
Net cash used in investing activities.......................   (11,715)    (11,950)    (94,554)
                                                              --------    --------    --------
FINANCING ACTIVITIES:
Repayment of borrowings on line of credit...................      (221)       (420)     (1,655)
Purchase of Treasury Stock..................................      (172)     (2,297)         --
Class A Common Stock repurchases............................      (136)         --          (4)
Proceeds from issuance of Convertible Redeemable Preferred
  Stock and Common Stock Warrants...........................        --       4,361          --
Proceeds from issuance of notes payable and long-term
  debt......................................................    17,820       1,768       8,951
Proceeds from issuance of Class A Common Stock..............        --           1         394
Proceeds from issuance of Common Stock......................        --          --      78,334
Principal payments on notes payable, long-term debt and
  capital leases............................................   (18,563)     (4,188)     (9,871)
                                                              --------    --------    --------
Net cash (used in) provided by financing activities.........    (1,272)       (775)     76,149
                                                              --------    --------    --------
Net (decrease) increase in cash and cash equivalents........    (1,210)      2,177      10,634
Cash and cash equivalents at beginning of period............    12,622      11,412      13,589
                                                              --------    --------    --------
Cash and cash equivalents at end of period..................  $ 11,412    $ 13,589    $ 24,223
                                                              ========    ========    ========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Income taxes paid...........................................  $    226    $    342    $  5,153
                                                              ========    ========    ========
Interest paid...............................................  $  2,633    $  2,460    $  2,177
                                                              ========    ========    ========
Capital acquisitions financed through capital leases........  $    924    $  7,728    $  2,530
                                                              ========    ========    ========
Debentures and Series A Convertible Preferred Stock
  converted into Class A Common Stock.......................  $    735    $    165    $  8,356
                                                              ========    ========    ========
Dividends and accretion on Convertible Redeemable Preferred
  Stock.....................................................  $     --    $    404    $    828
                                                              ========    ========    ========

See accompanying notes.

                            ILLUMINET HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Illuminet Holdings, Inc. and its wholly-owned subsidiaries Illuminet, Inc. and National Telemanagement Corporation (collectively referred to as "the Company") are engaged in the business of developing, managing and marketing a Signaling System 7 ("SS7") network and related products and services based on SS7 technology to the entire telecommunications marketplace. SS7 is a telecommunications industry-standard system of protocols and procedures that is used to control telephone communications and provide routing information in association with vertical calling features, such as calling card validation, advanced intelligent network services, local number portability, wireless services, toll-free number database access, and caller identification. Additionally, Illuminet provides advanced database services, billing-and-collection services, calling card services, and network usage software applications to a range of telephone companies as well as interexchange carriers, operator service providers and other telecommunications companies and providers of telecommunications services.

     Illuminet has its corporate headquarters and a portion of its operations located in Lacey, Washington; a portion of its operations located in Dallas, Texas; a network control center and related operations located in Overland Park, Kansas; and additional SS7 Signal Transfer Points located in Rock Hill, South Carolina; Mattoon, Illinois; Las Vegas, Nevada; Akron, Pennsylvania, and Waynesboro, Virginia.

     Illuminet Holdings, Inc. (formerly USTN Holdings, Inc. through May 1997) and Illuminet, Inc. (formerly USTN Services, Inc. through May 1997) were incorporated in the State of Delaware on August 2, 1995.

BASIS OF FINANCIAL STATEMENT PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Illuminet Holdings, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     These consolidated financial statements have been prepared to reflect the restatement of all periods presented to include the accounts of National Telemanagement Corporation. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity.

CASH EQUIVALENTS

     The Company considers all highly liquid investments of operating cash, defined as funds generated from ongoing business operations, with original maturities of three months or less at purchase to be cash equivalents. Cash equivalents consist of money market funds and commercial paper that are stated at cost, which approximates fair value. At December 31, 1998 and 1999, such investments included $11.3 million, and $20.3 million, respectively, invested in a money market fund consisting of direct obligations of the U.S. Treasury and repurchase agreements collateralized by such obligations of the U.S. Treasury. At December 31, 1998, direct commercial paper investments totaled $2.0 million. At December 31, 1999, investments in a fund collateralized by commercial paper investments totaled $3.1 million.

                            ILLUMINET HOLDINGS, INC.

1. ACCOUNTING POLICIES (CONTINUED)

AVAILABLE-FOR-SALE SECURITIES

     The Company considers the investment of the proceeds and related interest earnings from its initial public offering to be available-for-sale securities. Investments classified as available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and recorded net of deferred taxes directly to stockholders' equity as accumulated other comprehensive income. At December 31, 1999, such investments included, at market value, $69.7 million invested in commercial paper with an average of 59 days to maturity and $10.0 million invested in demand notes. There were not any gross unrealized holding gains or losses at December 31, 1998 and 1999.

ACCOUNTS RECEIVABLE AND CONCENTRATIONS OF CREDIT RISK

     One of the Company's services involves providing a clearinghouse function for toll collected by telephone companies on behalf of other telecommunications service providers. At December 31, 1998 and 1999, accounts receivable included $11.5 million and $9.0 million, respectively, of such toll amounts due from telephone companies. Related amounts due to customers included $12.4 million and $11.8 million, respectively, for amounts owed to such service providers. Accounts receivable from these companies are uncollateralized; however, uncollected amounts may be offset against amounts otherwise due to service providers.

     Concentration of credit risk with respect to trade receivables is limited due to the diversity of the customer base and geographic dispersion, and is evidenced by a history of minimal customer account write-offs.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for property and equipment are as follows:

Corporate headquarters building...........................  31.5 years
Network assets............................................  5 to 10 years
Office equipment and systems..............................  5 to 20 years
Furniture and fixtures....................................  5 to 15 years
Computer equipment and software...........................  3 to 5 years
Leasehold improvements....................................  5 years

     When depreciable assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gains or losses on disposition are recognized in income.

     Property and equipment and liabilities under capital leases are recorded at the lower of the fair value of the asset or the present value of the minimum lease payments. Interest rates on capitalized leases are imputed based on the lower of Illuminet's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return. Depreciation on the leased assets is included in depreciation expense, and is provided using the straight-line method over the estimated useful lives of the assets.

                            ILLUMINET HOLDINGS, INC.

1. ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED SOFTWARE

     Computer software product costs represent capitalized costs incurred for development of software products after the technological feasibility of the product is established. Costs incurred prior to that date are expensed. The annual amortization, which was $0.6 million for each of the years ended December 31, 1997, 1998, and 1999, is determined on a product-by-product basis as the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. Amortization starts when the product is available for general release to customers.

IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets consist of intangible assets and certain capital assets. An impairment is considered to have occurred when the carrying value of the asset is considered not to be recoverable. The carrying value of these assets is regularly reviewed to verify that they are valued properly. When there are adverse changes in facts and circumstances that suggest that the value has been impaired, an assessment is made of future cash flows and the carrying value of the related assets will be reduced appropriately to their fair value based on current market values. When market values are not available, the fair value will be determined based on other valuation techniques such as estimated future cash flows.

REVENUE RECOGNITION

     The Company recognizes revenue as the related services are performed. Network services revenues are comprised of network connectivity revenues and intelligent network service revenues. Network connectivity revenues are derived from establishing and maintaining connection to the Company's SS7 network and trunk signaling services. Revenues from network connectivity consist primarily of monthly recurring fees, and trunk signaling services revenues are charged monthly based on the number of switches to which a customer signals. The initial connection fee and related costs are deferred and recognized over the term of the arrangement. Intelligent network services, which include calling card validation, local number portability, wireless services, toll-free database access, and caller identification are derived primarily from database administration and database query services and are charged on a per-use or per-query basis. Prepaid wireless account management services and unregistered wireless roaming services are based on the net revenue retained by the Company and recognized in the period in which such calls are processed by the Company on a per-minute or per-call basis.

     Clearinghouse services revenues are derived primarily from serving as a distribution and collection point for billing information and payment collection for services provided by one carrier to customers billed by another. Clearinghouse revenues are earned based on the number of messages processed.

     Network usage software applications revenues are comprised of sales of software and software maintenance services. Revenues on sales of software are recognized when an arrangement exists, the price is fixed and determinable, the related amounts are collectible, and the software has been delivered and all customer acceptance requirements, if any, have been met. Revenues on software maintenance are recognized on a monthly basis over the term of the maintenance arrangement.

     In 1999, the Company earned approximately 12% of its revenues from AT&T and its affiliates with no single affiliate contributing more than 7% of total revenue.

                            ILLUMINET HOLDINGS, INC.

1. ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

     The Company has elected to apply the disclosure-only provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Accordingly, Illuminet accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Compensation expense for stock options is measured as the excess, if any, of the fair value of Common Stock and Class A Common Stock at the measurement date over the stock option exercise price. Statement 123 requires companies that continue to follow APB 25 to provide pro forma disclosure of the impact of applying the fair value method of Statement 123 (refer to Note 8).

INCOME TAXES

     The Company provides for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of available evidence, it is more likely than not that some of or all of the deferred tax assets will not be realized.

EARNINGS PER SHARE

     The computation of earnings per share-basic is based on net income available to common shareholders and the weighted-average number of outstanding common shares, including Class A Common Stock. The computation of earnings per share-diluted includes the dilutive effect, if any, of outstanding Series A Preferred Stock, Convertible Redeemable Preferred Stock, and convertible debentures calculated using the as if converted method, and Common Stock options, Class A Common Stock options and Common Stock Warrants calculated using the treasury stock method. Effective with Illuminet's initial public offering on October 7, 1999, all existing common stock available to common shareholders of Illuminet outstanding immediately prior to the initial public offering was renamed to Class A Common Stock. Each share of Class A Common Stock automatically converted into four shares of Common Stock on April 5, 2000. All share and per share amounts have been restated to reflect the conversion of the Class A Common Stock into Common Stock at the beginning of each period presented.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SEGMENT INFORMATION

     In June 1997, FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("Statement 131"), effective for financial statements for fiscal years beginning after December 15, 1997. Statement 131 establishes standards for

                            ILLUMINET HOLDINGS, INC.

1. ACCOUNTING POLICIES (CONTINUED)

the reporting by public business enterprises of financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. Illuminet primarily provides services to companies in the telecommunications industry that are located throughout the United States and considers all of its operations as one segment because expenses support multiple products and services. Revenues are reported separately for network services, clearinghouse services and network usage software applications. No segment information is provided to the chief operating decision maker for expenses, operating income, total assets, depreciation, or capital purchases.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the recognition, measurement, and reporting of derivatives and hedging activities and is effective for Illuminet's year ending December 31, 2000. Illuminet anticipates that the adoption of this new accounting standard will not have a material impact on Illuminet's consolidated financial statements, but continues to evaluate that impact.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This summarized certain areas of the staff's views in applying generally accepted accounting principles as it applies to revenue recognition. Illuminet believes that its revenue recognition principles comply with SAB 101, but will continue to evaluate interpretations of SAB 101.

2. MERGER WITH NATIONAL TELEMANAGEMENT CORPORATION

     On June 30, 2000, pursuant to a Merger Agreement dated June 12, 2000 among Illuminet Holdings, Inc. and National Telemanagement Corporation ("NTC"), Illuminet Holdings, Inc. acquired all of the outstanding capital of NTC.

     The Company issued 1,888,944 shares of common stock in exchange for all outstanding preferred stock and common stock of NTC and assumed all outstanding options in connection with the acquisition of NTC, resulting in the issuance of options to purchase up to 80,297 shares of common stock. Prior to the merger, all NTC common stock purchase warrants were exercised. This transaction has been accounted for as a pooling-of-interests.

                            ILLUMINET HOLDINGS, INC.

2. MERGER WITH NATIONAL TELEMANAGEMENT CORPORATION (CONTINUED)

     Revenue, net income and total assets for separate and combined companies are as follows (in thousands):

                                                              NATIONAL
                                           ILLUMINET       TELEMANAGEMENT
                                         HOLDINGS, INC.     CORPORATION      COMBINED
                                         --------------    --------------    --------
Year ended December 31, 1997
  Revenue..............................     $ 54,308          $ 8,712        $ 63,020
  Net income...........................        7,657               16           7,673
Year ended December 31, 1998
  Revenue..............................       71,912           10,303          82,215
  Net income...........................        5,293               90           5,383
Year ended December 31, 1999
  Revenue..............................      100,594           16,106         116,700
  Net income...........................       13,005              630          13,635
Total assets
  December 31, 1998....................       89,450            9,021          98,471
  December 31, 1999....................      183,657           13,473         197,130

3. DISCONTINUED LINE OF BUSINESS

     In 1998, the Company made the decision to begin the process of selling one of its business lines. Because of the immateriality of the impact, this business line is not presented as discontinued operations, but is included in Interest and other income, net in the accompanying statements of income. Revenues for this business line were $7.5 million, $4.0 million, and $0.4 million for the years ended December 31, 1997, 1998, and 1999, respectively. On March 1, 1999, the Company entered into an agreement to sell a substantial portion of the assets related to the business line. The net loss of these operations was $81,000 in 1997, $66,000 in 1998, and a net gain of $12,000 in 1999.

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                              1998        1999
                                                             -------    --------
Land.......................................................  $   912    $    912
Building and leasehold improvements........................    7,233       7,660
Equipment and furniture....................................    3,688       4,380
Network assets.............................................   55,751      68,171
Computer hardware and software.............................   21,272      25,081
                                                             -------    --------
                                                              88,856     106,204
Less: accumulated depreciation.............................   42,073      55,109
                                                             -------    --------
Property and equipment, net................................  $46,783    $ 51,095
                                                             =======    ========

5. LEASES

     In 1998 and 1999, the Company entered into various capital lease obligations expiring in 2002 and 2003 for network assets. The majority of the capital lease agreements allow Illuminet to purchase, for a

                            ILLUMINET HOLDINGS, INC.

5. LEASES (CONTINUED)

nominal value, the assets at the end of the lease term. Property and equipment held under capital leases follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              ------    -------
Network assets..............................................  $9,367    $11,275
Less: accumulated amortization..............................   1,569      3,296
                                                              ------    -------
Total property and equipment held under capital leases......  $7,798    $ 7,979
                                                              ======    =======

     The Company has entered into non-cancelable operating leases for its various facilities, other than its Lacey headquarters site. The most significant lease covers its Overland Park facility. The Company entered into a five-year lease, beginning August 1998 for a new Overland Park facility that was constructed to suit the Company's specifications. Effective January 1, 1999, the lease was amended to a seven-year term with an option at five years to extend the term for an additional five years. Prior to August 1998, the Company was located in a different Overland Park facility under a lease that expired in August 1998. During 1997, 1998 and 1999, rent expense was $0.6 million, $0.7 million and $0.8 million, respectively.

     Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments for the years ending December 31 are as follows (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
2000........................................................  $3,206      $  891
2001........................................................   3,027         837
2002........................................................   2,105         578
2003........................................................     402         440
2004........................................................      --         440
Thereafter..................................................      --         440
                                                              ------      ------
Total minimum lease payments................................   8,740      $3,626
                                                                          ======
Less: amount representing interest (at 8.12%)...............     986
                                                              ------
Present value of net minimum lease payments.................   7,754
Less: current portion of obligations under capital leases...   2,653
                                                              ------
Obligations under capital leases, less current portion......  $5,101
                                                              ======

6. LINE OF CREDIT

     In 1998, the Company had a $10 million line of credit which bore interest at prime plus 2% and was collateralized by certain accounts receivable. At December 31, 1998, the Company had outstanding debt of $1.7 million under this line. In June 1999, the Company paid all outstanding principal and accrued interest amounts and terminated the line of credit.

                            ILLUMINET HOLDINGS, INC.

7. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Various secured notes payable to Rural Telephone Finance
  Cooperative ("RTFC") with variable interest rates, (6.15%
  at December 31, 1998 and 7.00% at December 31, 1999)
  payable in quarterly installments, including interest,
  each maturing at various dates ranging from August 2000 to
  March 2015................................................  $10,591    $ 7,458
Convertible redeemable subordinated debentures
  ("Debentures") converted and repaid in 1999...............    7,474         --
Debentures, deferred interest payable.......................      989         --
Secured notes payable bearing interest at 15%...............      448         --
Borrowings under $10 million credit agreement...............       --      5,450
                                                              -------    -------
                                                               19,502     12,908
Less: current portion.......................................    3,458      1,430
                                                              -------    -------
Total long-term debt........................................  $16,044    $11,478
                                                              =======    =======

     In connection with a call for redemption, the Company converted, on October 4, 1999, almost all outstanding Debentures with approximately $8.4 million in principal and accrued interest and issued 760,838 shares of Class A Common Stock to debentureholders who elected to convert. A remaining amount of $0.1 million was paid for redemption of the principal and accrued interest that was not converted to Class A Common Stock.

     Additional borrowings available under the various note agreements with RTFC aggregated $3.8 million at December 31, 1998 and 1999. All of the RTFC notes have variable interest rates that are based on RTFC's short-term funding costs. In accordance with the terms of the loan agreements, the Company purchased lender-issued, non-interest-bearing subordinated capital certificates based on a percentage of the gross loan amount. Such certificates are amortized against the loan principal balance over the terms of the respective loans. Certificates purchased, net of amortization, totaled $1.1 million and $1.0 million at December 31, 1998 and 1999, respectively, are carried at cost, and are included in prepaid expenses and in other long-term assets. The loan agreements contain certain covenants, the most restrictive of which requires the Company to maintain certain cash flow-to-debt service ratios.

     All RTFC loans are currently secured by a first-priority lien in the case of the dissolution of the Company on substantially all of the Company's assets, revenues and property, excluding cash collected and held on behalf of others in the normal course of providing the Company's services. Cash and cash equivalents not subject to the lien were $3.3 million and $4.9 million at December 31, 1998, and 1999, respectively.

     The Company entered into a secured line of credit agreement with RTFC that permits the Company to borrow up to $7.3 million, not to exceed 80% of eligible accounts receivable, for a term of five years. The line of credit bears interest at the lesser of the prime rate plus 1.5% or RTFC's monthly borrowing rate (7.70% at December 31, 1999), and contains certain covenants, the most restrictive of which requires the Company to maintain a zero balance in the line of credit for at least five consecutive business days every 360 days after the initial advance. There were no borrowings outstanding against the line of credit at December 31, 1998 and 1999.

                            ILLUMINET HOLDINGS, INC.

7. LONG-TERM DEBT (CONTINUED)

     The terms of the secured loan facilities restrict the ability to declare and pay dividends without the consent of RTFC, unless the Company meets minimum net worth and cash margin tests.

     The Company had entered into certain secured notes payable agreements at an interest rate of 15%. These notes were collateralized by specific pieces of equipment and their related revenue, and had terms of three years. The outstanding balance on the notes at December 31, 1998 was $0.8 million. In June 1999, the Company extinguished this debt.

     In June 1999, the Company entered into a $10 million credit agreement with Frost National Bank. This facility is comprised of a $4 million working capital line and a $6 million capital expenditure line. Borrowings bear interest at variable interest rates based on LIBOR or the prime rate ranging from 7.7% to 9.5% at December 31, 1999. The agreement requires quarterly interest-only payments beginning July 1, 1999. As of May 31, 2000, the amount outstanding under the capital expenditure note was converted to a term loan with quarterly payments based on a 36-month amortization rate. The final maturity date for all amounts is June 30, 2001. The credit facility is collateralized by certain assets of the Company and is guaranteed by NTC's chief executive officer. In conjunction with this debt, the Company must maintain certain affirmative, negative and financial covenants. The loan was paid in full in June 2000.

     The carrying value of the Company's long-term debt approximates fair value.

     Maturities of the long-term debt for the years ending December 31 are scheduled as follows (in thousands):

2000...................................................  $ 1,430
2001...................................................    6,125
2002...................................................      372
2003...................................................      408
2004...................................................      448
2005 - 2009............................................    2,983
2010 - 2014............................................    1,142
                                                         -------
                                                         $12,908
                                                         =======

     On June 22, 2000, the Company entered into an agreement with Bank of America to provide a line of credit and capital expenditure loan facilities. The line of credit is a $10.0 million, unsecured loan with a three year term, with a one year extension available at the end of the second year. The capital expenditure facility is a $15.0 million, unsecured loan with a five year term. The loans bear interest at the lesser of the bank's prime lending rate or LIBOR plus 1.375% to 1.75%, depending on Illuminet's trailing twelve month earnings before interest, taxes, depreciation and amortization ("EBITDA"), and contain certain covenants.

     In connection with the line of credit agreement with Bank of America, the available borrowings under a line of credit and notes agreements with RTFC were cancelled and the liens held on the Company's assets under the RTFC note agreements were released. The borrowings outstanding under the RTFC note agreements will be secured by a first trust deed on the Company's building and land located in Lacey, Washington.

                            ILLUMINET HOLDINGS, INC.

8. STOCKHOLDERS' EQUITY

     The Company is authorized to issue up to 157,300,000 shares of capital stock consisting of (i) 150,000,000 shares of Common Stock, par value $.01 per share, (ii) 7,200,000 shares of Class A Common Stock, par value $.01 per share, and (iii) 100,000 shares of Illuminet Holdings, Inc. Preferred Stock, par value $.01 per share.

INITIAL PUBLIC OFFERING

     On October 14, 1999, the Company completed an initial public offering of 4,485,000 shares of its Common Stock and received approximately $78.3 million in cash, net of underwriter discounts, commissions and other offering costs.

CLASS A COMMON STOCK

     Immediately prior to the initial public offering, all existing common stock of the Company was renamed to Class A Common Stock. Each share of Class A Common Stock was automatically converted into four shares of Common Stock on April 5, 2000. If the Class A Common Stock were converted at December 31, 1999, an additional 25,376,536 shares of Common Stock would have been outstanding. Other than the conversion feature, terms of Class A Common Stock are identical to those of the Common Stock on an as if converted basis.

SERIES A PREFERRED STOCK

     As approved by stockholders on June 21, 1999, all outstanding Series A Preferred Stock of the Company automatically converted into an aggregate total of 204,941 shares of Class A Common Stock at the time of the initial public offering.

SERIES B PARTICIPATING CUMULATIVE PREFERENCE STOCK

     Series B Participating Cumulative Preference Stock ("Series B Stock") is entitled to one vote per each one one-thousandth (" 1/1000") share, and votes together as a class with Common Stock on matters on which holders of Common Stock are generally entitled to vote. Although the Series B Stock ranks superior to Common Stock, upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, other than requiring payment of accrued and unpaid dividends before the payout to holders of Common Stock, the only liquidation right of the Series B Stock is that each 1/1000 of a share of Series B Stock is entitled to receive an amount equivalent to the amount to be distributed per whole share of Common Stock. Series B Stock has similar rights and preferences to dividends. Series B Stock was authorized in connection with the establishment of the Company's Shareholder Rights Plan. No such shares were outstanding at December 31, 1999.

CONVERTIBLE REDEEMABLE PREFERRED STOCK AND COMMON STOCK WARRANTS

     In June 1998, the Company sold 450,000 shares of Convertible Redeemable Preferred Stock for $4.5 million plus 414,096 Common Stock Warrants for $1,000. The Convertible Redeemable Preferred Stock has various rights and preferences, including cumulative dividend rights of $1.20 per share accrued annually, payable upon redemption of the Preferred Stock. Each warrant entitles the holder to one share of Common Stock of the Company at an exercise price of $0.006 per warrant.

                            ILLUMINET HOLDINGS, INC.

8. STOCKHOLDERS' EQUITY (CONTINUED)

     The estimated fair value of the warrants of $1.5 million was based on the application of the Black-Scholes option pricing model which incorporates current stock price, expected stock price volatility, expected interest rates, and the expected holding period of the warrants.

     In connection with the merger discussed in Note 1, each warrant was exercised prior to the completion of the merger and the related Common Stock of NTC was exchanged for Common Stock of Illuminet. In addition, each share of Convertible Redeemable Preferred Stock was exchanged for Common Stock of Illuminet based on the liquidation value of the Convertible Redeemable Preferred Stock, including cumulative unpaid dividends and a prepayment premium.

DIVIDENDS

     Payments of dividends are restricted under the Company's long-term debt arrangements with approval of RTFC required unless the Company's ratio of equity to total assets exceeds 40%. No dividends have been declared to date.

SHAREHOLDER RIGHTS PLAN

     On November 19, 1998, the Company's Board of Directors adopted a Shareholder Rights Plan and declared a dividend, issued on November 20, 1998, of one right for each outstanding share of Common Stock ("Right"). Each Right represents the right to purchase shares of our Series B Stock. The Rights become exercisable if a person or group acquires more than 20% of the outstanding shares of Common Stock or makes a tender offer for more than 20% of the outstanding shares of Common Stock. Upon the occurrence of such an event, each Right entitles the holder (other than the acquiror) to purchase for $150 the economic equivalent of shares of Common Stock, or in certain circumstances, stock of the acquiring entity, worth twice as much. The Rights expire on December 20, 2008 unless earlier redeemed by the Company, and are redeemable prior to becoming exercisable at $0.01 per Right.

9. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

STOCK OPTION PLANS

     The Company established the 1997 Equity Incentive Plan under which 13% of outstanding shares of Common Stock are reserved from time to time for issuance pursuant to non-qualified and incentive stock options and stock appreciation rights that may be granted. Only non-qualified stock options have been granted under the plan. Employee non-qualified stock options, primarily granted to key employees, are generally exercisable ratably over three to four years and expire ten years from the date of grant except that options expire 60 days after termination of employment. Outside Director non-qualified stock options are generally exercisable on grant, or within twelve months of grant, and expire ten years from the date of grant. Prior to the initial public offering, the Board of Directors determined the estimated fair value of Class A Common Stock as the stock was not publicly traded and a readily ascertainable market value was not available.

     On December 15, 1998, NTC provided option holders the opportunity to have their five-year term, $10.86 exercise price options exchanged for new options equal to two-thirds of the exchanged options, with an exercise price equal to the then estimated fair value of $3.80 and a term of ten years. Holders of 117,858 options elected to participate in the exchange.

                            ILLUMINET HOLDINGS, INC.

9. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS (CONTINUED)
     Additional information regarding options granted and outstanding is summarized as follows. This information includes the effect of Class A Common Stock options on an as if converted basis:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               OPTIONS       PRICE
                                                              ---------    ---------
Outstanding January 1, 1997.................................    111,487     $10.86
  Granted at exercise price less than fair value of Common
     Stock on grant date....................................    926,016       2.20
                                                              ---------
Outstanding December 31, 1997 (287,820 exercisable at $2.43
  weighted-average exercise price)..........................  1,037,503       3.13
  Granted at exercise price less than fair value of Common
     Stock on grant date....................................  1,170,044       2.34
  Granted at exercise price equal to fair value of Common
     Stock on grant date....................................    595,043       5.54
  Exchanged.................................................   (117,858)     10.86
  Reissued..................................................     78,572       3.77
  Exercised.................................................       (400)      2.20
  Forfeited.................................................    (94,927)      5.62
                                                              ---------
Outstanding December 31, 1998 (1,243,475 exercisable at
  $2.41 weighted-average exercise price)....................  2,667,977       2.90
  Granted at exercise price less than fair value of Common
     Stock on grant date....................................    701,190       7.47
  Granted at exercise price equal to fair value of Common
     Stock on grant date....................................     91,901      16.70
  Exercised.................................................    (51,000)      2.20
  Forfeited.................................................     (2,548)      3.77
                                                              ---------
Outstanding December 31, 1999 (1,785,646 exercisable at
  $2.72 weighted-average exercise price)....................  3,407,520     $ 4.23
                                                              =========

     Outstanding and exercisable stock options by price range as of December 31, 1999 is as follows:

                           OPTIONS OUTSTANDING
                  -------------------------------------     OPTIONS EXERCISABLE
                                 WEIGHTED-                -----------------------
                                  AVERAGE     WEIGHTED-                 WEIGHTED-
                                 REMAINING     AVERAGE                   AVERAGE
   RANGE OF         NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
EXERCISE PRICE    OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
---------------   -----------   -----------   ---------   -----------   ---------
$ 2.20 - $ 3.80    2,095,092       7.95        $ 2.35      1,550,501     $ 2.34
  4.18 -   4.55      551,260       8.15          4.24        204,760       4.30
  8.00 -  13.05      698,045       8.92          8.49         30,062      10.86
 19.00 -  48.44       63,123       9.77         19.07            323      33.38
                   ---------                               ---------
$ 2.20 - $48.44    3,407,520       8.22        $ 4.23      1,785,646     $ 2.72
                   =========       ====        ======      =========     ======

                            ILLUMINET HOLDINGS, INC.

9. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS (CONTINUED)

STOCK COMPENSATION

     For the years ended December 31, 1997, 1998 and 1999, deferred stock-based compensation for the stock options granted was $0.5 million, $0.6 million and $4.2 million, respectively, and $0.2 million, $0.5 million and $0.7 million, respectively, was recognized as stock-based compensation expense. Deferred stock-based compensation is amortized under the multiple option method.

EMPLOYEE STOCK PURCHASE PLAN

     Effective October 7, 1999, the Company adopted an Employee Stock Purchase Plan ("ESPP") for which the last purchase date is October 6, 2001. Eligible employees may contribute up to 15% of cash compensation toward the semi-annual purchase of Common Stock. Under the terms of the plan, 700,000 shares of authorized Common Stock were reserved for purchase at 85% of the fair market value price at the beginning of the six-month offering period at which an eligible employee enrolled, or the end of each six-month offering period, whichever is lower. In no case, can the fair market value price at the beginning of any six-month offering period be less than $16.15. Through December 31, 1999, no stock was purchased under this plan, and eligible employees have contributed $0.2 million toward the first purchase on April 6, 2000.

PRO FORMA INFORMATION

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement and includes the effect of Class A Common Stock options on an as if converted basis. The weighted-average grant date fair value of these options was estimated at the date of grant using the Minimum Value Option Pricing Model for all options granted before the initial public offering and the Black-Scholes Option Pricing Model for all options granted after the initial public offering with the following weighted-average assumptions:

                                                                     JANUARY 1,    OCTOBER 7,
                                            YEAR ENDED DECEMBER 31,    1999 TO      1999 TO
                                            -----------------------  OCTOBER 6,   DECEMBER 31,
                                               1997         1998        1999          1999
                                            ----------   ----------  -----------  ------------
Risk-free interest rate...................  5.1 - 5.9%   5.1 - 5.4%  5.7 - 6.4%    6.1 - 6.4%
Dividend yield............................      0%           0%          0%            0%
Expected volatility.......................      0%           0%          0%           70%
Estimated option life in years............  8.5 - 10.0   8.5 - 10.0  9.1 - 10.0    7.0 - 10.0
Weighted-average grant date value for
  options granted at exercise price less
  than fair value of Common Stock on grant
  date....................................    $1.40        $2.04        $9.10          --
Weighted-average grant date value for
  options granted at exercise price equal
  to fair value of Common Stock on grant
  date....................................      --         $1.54        $5.40        $13.63

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period; accordingly, the pro forma impact of stock options granted may not be indicative of the pro forma impact in future years. Pro forma information for the years ended

                            ILLUMINET HOLDINGS, INC.

9. STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS (CONTINUED)

December 31 are summarized as follows (in thousands, except per share amounts) and includes the effect of Class A Common Stock options on an as if converted basis.

                                                        YEAR ENDED DECEMBER 31,
                                                      ---------------------------
                                                       1997      1998      1999
                                                      ------    ------    -------
Net income -- as reported...........................  $7,673    $5,383    $13,635
Net income -- pro forma.............................  $7,496    $4,877    $12,617
Earnings per share -- diluted -- as reported........  $ 0.30    $ 0.19    $  0.45
Earnings per share -- diluted -- pro forma..........  $ 0.29    $ 0.18    $  0.41

10. EMPLOYEE BENEFIT PLANS

     The Company has qualified profit sharing/401(k) trust retirement plans covering all employees subject to certain eligibility requirements. The Company provides matching contributions to the plans' trusts on a portion of employee contributions to the plans, and also may, at the discretion of the Board of Directors, provide a discretionary contribution. For 1997, 1998 and 1999, contribution expense was approximately $1.2 million, $1.1 million, and $2.0 million, respectively.

11. INCOME TAXES

     Components of the income tax provision (benefit) are summarized as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                       1997      1998      1999
                                                       -----    ------    ------
Current:
  Federal............................................  $ 193    $1,501    $6,079
  State..............................................     --       188        91
Deferred:
  Federal............................................   (821)    2,015     2,092
  State..............................................    (48)      122      (130)
                                                       -----    ------    ------
Total income tax provision (benefit).................  $(676)   $3,826    $8,132
                                                       =====    ======    ======

     The reconciliations of the income tax provision (benefit) calculated using the U.S. federal statutory rates to the recorded income tax provision (benefit) are summarized as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                      ---------------------------
                                                       1997       1998      1999
                                                      -------    ------    ------
Tax at U.S. federal statutory rate..................  $ 2,378    $3,131    $7,689
State income taxes, net of federal tax benefit......       --       205       (26)
Utilization of net operating loss carryforward......   (2,373)      (10)       --
Alternative minimum tax.............................      193        --        --
Additional (reversal of) valuation allowance........     (869)       --       565
Other...............................................       (5)      500       (96)
                                                      -------    ------    ------
Income tax provision (benefit)......................  $  (676)   $3,826    $8,132
                                                      =======    ======    ======

                            ILLUMINET HOLDINGS, INC.

11. INCOME TAXES (CONTINUED)

     The Company provides for deferred taxes based on the differences between the bases of assets and liabilities for financial reporting purposes and income tax purposes, calculated using enacted tax rates that will be in effect when the differences are expected to reverse. At December 31, 1998 and 1999, such differences primarily related to the use of accelerated depreciation and amortization for tax purposes, accruals for certain expenses that are not currently deductible for tax purposes until paid, the tax basis of certain investments that have been written off for financial statement purposes and software development costs that were capitalized for financial statement purposes. Differences at December 31, 1998 also included net operating loss carryforwards and tax credit carryforwards that were fully utilized in 1999.

     During the year ended December 31, 1997, the valuation allowance decreased $3.1 million primarily through utilization of net operating loss carryforwards and the reversal of substantially all of the previously recorded deferred tax valuation allowance due to improved anticipated operating results. At December 31, 1998, the Company had a valuation allowance related to tax benefits associated with capital losses recorded for financial statement purposes but not yet realized for tax purposes, and tax credit carryforwards of $1.4 million. During 1999, the Company recorded an additional valuation allowance related to the write down of a preferred stock equity investment based on a change in the investee's business strategy and direction and fully utilized all federal net operating loss carryforwards and tax credit carryforwards.

     The components of the deferred tax assets are summarized as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 1,454    $   251
  Tax credit carryforwards..................................    1,368         --
  Allowance for doubtful accounts...........................      490        889
  Contract loss provision...................................      151        760
  Deferred stock-based compensation.........................      413        656
  Loss on impairment........................................       --        555
  Other nondeductible accruals..............................    1,064        827
  Valuation allowance.......................................     (180)      (745)
                                                              -------    -------
Net deferred tax assets.....................................    4,760      3,193
Deferred tax liabilities:
  Excess tax over book depreciation and amortization........   (6,117)    (6,512)
  Other.....................................................      (14)       (14)
                                                              -------    -------
Total deferred tax liabilities..............................   (6,131)    (6,526)
                                                              -------    -------
Deferred tax liabilities, net...............................  $(1,371)   $(3,333)
                                                              =======    =======

                            ILLUMINET HOLDINGS, INC.

12. EARNINGS PER SHARE

     The following table sets forth the computation of earnings per share-basic and diluted (in thousands, except share and per share amounts) and includes the effect of Class A Common Stock on an as if converted basis:

                                                               YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
Numerator:
  Net income........................................  $     7,673    $     5,383    $    13,635
  Accretion of redemption value and cumulative
     dividends of Convertible Redeemable Preferred
     Stock..........................................           --           (404)          (828)
                                                      -----------    -----------    -----------
  Income available to common stockholders(A)........        7,673          4,979         12,807
  Effect of dilutive securities -- debenture
     interest, net of tax...........................          498            427            291
                                                      -----------    -----------    -----------
  Numerator for earnings per share -- diluted -- net
     income after assumed conversions(B)............  $     8,171    $     5,406    $    13,098
                                                      ===========    ===========    ===========
Denominator:
  Denominator for earnings per
     share -- basic -- weighted-average common
     shares(C)......................................   23,073,310     23,027,833     24,630,095
  Weighted-average effect of dilutive securities:
     Stock options..................................           --        549,308      1,258,042
     Stock warrants.................................           --        207,048        414,096
     Debentures.....................................    3,528,292      3,187,456      2,331,484
     Series A Stock.................................      876,332        827,136        613,224
     Convertible Redeemable Preferred Stock.........           --             --             --
                                                      -----------    -----------    -----------
  Dilutive potential common shares..................    4,404,624      4,770,948      4,616,846
                                                      -----------    -----------    -----------
Denominator for earnings per
  share -- diluted -- adjusted weighted-average
  shares and assumed conversions(D).................   27,477,934     27,798,781     29,246,941
                                                      ===========    ===========    ===========
Earnings per share -- basic(A)/(C)..................  $      0.33    $      0.22    $      0.52
                                                      ===========    ===========    ===========
Earnings per share -- diluted(B)/(D)................  $      0.30    $      0.19    $      0.45
                                                      ===========    ===========    ===========

     See Notes 7, 8, and 9 for additional information regarding the Debentures, Series A Stock, Convertible Redeemable Preferred Stock, stock warrants and stock options.

     Stock options to purchase 70,802 and 1,072 weighted-average shares of Common Stock were outstanding during 1997 and 1998, respectively, and Convertible Redeemable Preferred Stock convertible into approximately 100,000 shares of Common Stock at December 31, 1999, but were not included in the computation of diluted earnings per share because of their anti-dilutive effect.

INCOME AVAILABLE TO COMMON STOCKHOLDERS

     In addition to dividends, the Company must accrete the Convertible Redeemable Preferred Stock from its recorded value at issuance to its redemption value. The accretion is being recognized over the

                            ILLUMINET HOLDINGS, INC.

12. EARNINGS PER SHARE (CONTINUED)

period from the date of issuance to the redemption date based on the effective interest method. Related amounts include (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                            1997     1998     1999
                                                            -----    -----    -----
Accretion of redemption value.............................   $--     $134     $288
Cumulative dividends......................................    --      270      540
                                                             ---     ----     ----
                                                             $--     $404     $828
                                                             ===     ====     ====

13. LEGAL PROCEEDINGS

     The Company is party to various legal proceedings arising in the ordinary course of business. Management does not believe that those claims, individually or combined, will have a material adverse effect on our business, financial condition or operating results.

14. RELATED PARTY TRANSACTIONS

     The Company is party to a contract with the subsidiary of one of its corporate stockholders that supplies the Company with transmission facilities in the form of private leased lines. Such lines are leased from the corporate stockholder at rates comparable to third-party service providers. Payments pursuant to this contract totaled $1.6 million, $1.7 million, and $2.1 million for the years ended December 31, 1997, 1998, and 1999, respectively.

     Included in accounts receivable at December 31, 1998 is $0.2 million (none in 1999), due for services and reimbursable expenses from a customer in which the Company has a preferred stock equity investment currently representing 13% of the voting rights of the customer. Revenues earned from the customer were $0.5 million, $0.8 million, and $0.4 million for the years ended December 31, 1997, 1998, and 1999, respectively. Included in 1999 operating expenses is a $1.5 million impairment loss of the full amount of a 1995 investment in this start-up company that was previously recorded at cost. The recognition of this loss was coincident with significant liquidity concerns of the investee, and the investee's decision to discontinue its historical primary operations and related uncertainties resulting from a change in the investee's business strategy and direction.

     NTC had retained legal counsel who also served as a member of the former board of directors of NTC during part of 1998 and 1999. The attorney was an officer of NTC and served as general counsel for all matters affecting NTC. Legal fees incurred by NTC during 1998 and 1999 for the attorney were $40,000 and $47,000, respectively.

     In addition, NTC utilized employee recruiting services from a recruiting firm owned by a member of the former board of directors of NTC. Finder's fees incurred during 1998 and 1999 for the recruiting firm were $23,000 and $49,000, respectively, with outstanding balances of $26,000 and $0 at December 31, 1998 and 1999, respectively.

15. QUARTERLY RESULTS (UNAUDITED)

     The following quarterly financial data has been prepared from the Company's supplemental financial records without audit, and in the opinion of management, reflect all adjustments (consisting of only normal and recurring accruals) necessary to present fairly the Company's results of operations for

                            ILLUMINET HOLDINGS, INC.

15. QUARTERLY RESULTS (UNAUDITED) (CONTINUED)

those periods when considered in conjunction with the audited supplemental consolidated financial statements and the notes to those financial statements. Earnings per share-basic and earnings-per share diluted include the effect of Class A Common Stock on an as if converted basis. Quarterly information may not total the annual amounts in some instances because of rounding.

                                                          QUARTER ENDED
                                   -----------------------------------------------------------
                                    MARCH 31,      JUNE 30,      SEPTEMBER 30,    DECEMBER 31,
                                      1998           1998            1998             1998
                                   -----------    -----------    -------------    ------------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues.........................  $    17,035    $    18,951     $    21,301     $    24,928
Operating income.................        1,813          2,545           2,767           3,283
Income before income taxes.......        1,576          2,205           2,388           3,040
Net income.......................  $       905    $     1,312     $     1,442     $     1,724
Earnings per share -- basic......  $      0.04    $      0.06     $      0.05     $      0.07
Earnings per share -- diluted....  $      0.04    $      0.05     $      0.04     $      0.06
Weighted-average common shares --
  basic..........................   23,238,670     23,215,570      22,851,736      22,804,146
Weighted-average common shares --
  diluted........................   27,487,558     27,824,826      27,786,795      27,691,401

                                                          QUARTER ENDED
                                   -----------------------------------------------------------
                                    MARCH 31,      JUNE 30,      SEPTEMBER 30,    DECEMBER 31,
                                      1999           1999            1999             1999
                                   -----------    -----------    -------------    ------------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues.........................  $    25,085    $    27,217     $    30,838     $    33,560
Operating income.................        4,148          4,115           6,188           7,356
Income before income taxes.......        3,942          3,733           5,847           8,245
Net income.......................  $     2,450    $     2,337     $     3,622     $     5,226
Earnings per share -- basic......  $      0.10    $      0.09     $      0.15     $      0.17
Earnings per share -- diluted....  $      0.08    $      0.08     $      0.13     $      0.15
Weighted-average common shares --
  basic..........................   22,716,671     22,719,619      22,726,139      30,295,595
Weighted-average common shares --
  diluted........................   27,841,831     27,935,313      28,414,306      32,789,900

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENT SCHEDULE


        We have audited the consolidated financial statements of Illuminet Holdings, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated June 30, 2000 (included elsewhere in this Current Report). Our audits also included the financial statement schedule. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Seattle, Washington                     ERNST & YOUNG LLP
June 30, 2000

                            ILLUMINET HOLDINGS, INC.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS



        Col. A                     Col. B                          Col. C                      Col. D            Col. E
------------------------         ----------      --------------------------------------     ------------      --------------
Illuminet Holdings, Inc.                                         Additions
------------------------                         --------------------------------------
                                 Balance at                             Charged to
                                 Beginning           Charged to        Other Accounts -     Deductions -        Balance at
Description                      of period       Costs and Expenses        Describe         Describe (1)      End of Period
-----------                      ---------       ------------------    ----------------     ------------      -------------
                                                                        (In thousands)


Year Ended December 31, 1999
  Allowance for doubtful
  accounts ..................    $   1,339           $   2,297              $    --          $   (1,383)        $   2,253

Year Ended December 31, 1998
  Allowance for doubtful
  accounts ..................    $   1,755           $   1,051              $    --          $   (1,467)        $   1,339

Year Ended December 31, 1997
  Allowance for doubtful
  accounts ..................    $   1,598           $     787              $    --          $     (630)        $   1,755


(1) Write offs of accounts receivable balances against the provision.

ITEM 7. EXHIBITS.

      (c)  EXHIBITS. The following exhibits are filed herewith:

      23.1 Consent of Ernst & Young LLP, Independent Auditors.

      23.2 Consent of PricewaterhouseCoopers, LLP, Independent Accountants.

      23.3 Consent of Barry Morgan & Company, P.C., Independent Auditors.

                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Date: October 5, 2000

                                   ILLUMINET HOLDINGS, INC.


                                   By: /s/ Daniel E. Weiss
                                       -----------------------------------------
                                       Daniel E. Weiss, Vice President - Finance
                                       and Chief Financial Officer